Exhibit 99.1

Diedrich Coffee Reports Fiscal 2007 Results

Irvine, California, September 25, 2007—Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced operating results for its fiscal year ended June 27, 2007. For fiscal year 2007, the Company reported a net loss of $1,765,000, or $0.33 per share, compared to a loss of $7,796,000, or $1.47 per share, in fiscal year 2006. The net loss for the fourth quarter of fiscal year 2007 was $2,344,000, or $0.42 per share, compared to a net loss of $3,118,000, or $0.59 per share, for the fourth quarter of fiscal 2006.

Results for fiscal year 2007 include the after tax gain of $3,580,000, or $0.66 per share from the sale of the majority of its Diedrich Coffee and Coffee People company-operated locations and a loss from discontinued operations of $1,596,000, or $0.29 per share.

The net loss in fiscal year 2007 from continuing operations of $3,749,000, or $0.70 per share, compares to a net loss of $5,453,000, or $1.03 per share, from continuing operations in fiscal year 2006.

Continuing Operations

As previously announced, the Company has closed the majority of its Diedrich Coffee and Coffee People company-operated locations as part of its plan to focus on strengthening its wholesale business and related distribution channels including franchise locations. In fiscal year 2007, the Company accounted for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company continues to own and operate the wholesale, Gloria Jean’s retail and Gloria Jean’s domestic franchise businesses that together comprise Continuing Operations. The Company retained the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

The results from Continuing Operations for the fourth quarter of fiscal year 2007 were a loss of $1,687,000, or $0.31 loss per share, compared to a loss of $2,232,000, or $0.42 loss per share, for the fourth quarter of the prior year. The current year quarter net income includes impairment charges of $356,000 related to a Gloria Jean’s company retail location and an increase in income tax benefit of $640,000 over the prior year quarter.

The results for the fiscal year 2007 from Continuing Operations were a loss of $3,749,000, or $0.70 loss per share compared to a loss of $5,453,000, or $1.03 loss per share, for the same period of the prior year. The current year loss includes impairment charges and closed store reserves of $1,073,000 and $609,000, respectively, and an increase in income tax benefit of $1,560,000 over the prior year.

Revenue

Total revenue increased by $1,890,000, or 20.3%, to $11,216,000 for the fourth quarter of fiscal year 2007 as compared with total revenue of $9,326,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $2,048,000, up 30.3%, franchise revenue decreased $206,000, down 18.7%, and retail sales increased $48,000, up 3.3%. For fiscal year 2007, total revenue increased by $5,880,000, or 19.1%, to $36,607,000 as compared with $30,727,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $6,901,000, up 32.5%, franchise revenue decreased $261,000, down 6.9%, and retail sales decreased $760,000, down 13.3%, as compared to the same period of the prior year.

Wholesale revenue from sales to office coffee distributors (“OCS”) and foodservice customers rose sharply for the quarter while roasted coffee sales to franchise locations decreased marginally. For the fourth quarter of fiscal year 2007, wholesale sales to OCS and foodservice customers increased $2,207,000, or 41.7%, from the prior year quarter, with Keurig “K-cup” sales increasing 48.1% from the prior year quarter. Wholesale sales to franchise locations decreased $166,000, or 11.4% for the fourth quarter of fiscal year 2007. For fiscal year 2007, wholesale sales to OCS and foodservice customers increased $7,063,000, or 45.5%, from the same period of the prior year, with Keurig “K-cup” sales increasing 49.7% from the prior year and wholesale sales to franchise locations having decreased $162,000, or 2.8%.

Franchise revenue decreased by $206,000 for the fourth quarter of fiscal year 2007 and by $261,000 for fiscal year 2007, primarily due to lower royalties and franchise store fees related to the Gloria Jean’s franchise system. Since the beginning of fiscal 2006, the domestic franchise store count for all three brands increased by a net of five locations (30 stores were opened, 34 were closed and a net of nine company stores were transferred to franchisees). Comparable store sales for the fourth quarter of fiscal year 2007 and fiscal year 2007 for Gloria Jean’s franchise locations decreased 7.5% and 4.0%, respectively

Retail sales for the fourth quarter of fiscal year 2007 increased $48,000 but decreased $760,000 for fiscal year 2007 primarily as the result of a net decrease of five company-operated Gloria Jean’s locations during the past two fiscal years. Comparable store sales at Gloria Jean’s company-operated locations decreased 8.0% during the fourth quarter and have decreased 1.5% for the current fiscal year. This decrease was offset by an increase in E-commerce sales in the fourth quarter of fiscal year 2007 of $79,000, or 29.3% and an increase for the fiscal year of $265,000, or 29.7%, as compared to the prior fiscal year.

Costs and Expenses

Cost of sales and related occupancy costs for the fourth quarter of fiscal year 2007 increased $1,842,000, or 29.9%, to $7,993,000 from $6,151,000 in the prior year period. Wholesale cost of goods sold remained relatively flat year over year as a percentage of wholesale revenues at 80.8% for the current quarter compared to 76.8% in the prior year. Occupancy costs for the fourth quarter of fiscal year 2007 decreased $213,000 to $330,000 from $543,000 in the prior year period due primarily to fewer company operated Gloria Jean’s locations.

For fiscal year 2007, cost of sales and related occupancy costs increased $5,233,000, or 27.5%, to $24,244,000 from $19,011,000 in the prior year period. Wholesale cost of goods sold remained relatively flat year over year as a percentage of wholesale revenues at 75.7% for the current year compared to 74.6% in the prior year. Occupancy costs for fiscal year 2007 decreased $118,000, or 9.4%, to $1,142,000 from $1,260,000 in the prior year period primarily due to a $609,000 increase in the closed store reserve associated with terminated Gloria Jean’s store leases offset by a decrease in rent expense associated with franchise locations and company-operated Gloria Jean’s retail stores.

Operating expenses increased $1,429,000, or 67.1%, to $3,558,000 from $2,129,000 and increased as a percentage of total revenue to 31.7% in the fourth quarter of fiscal year 2007 from 22.8% in the fourth quarter of last year. For fiscal year 2007, operating expenses increased $4,054,000, or 72.7%, to $9,631,000 from $5,577,000 and increased as a percentage of total revenue to 26.3% in the current fiscal year from 18.2% in the prior year. The increase is primarily related to the realignment of certain functions of the franchise segment that changed the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year and allocating them to the appropriate profit center in fiscal 2007. These expenses are related to franchise administration, operations, training, sales, store design and marketing.

For the fourth quarter of fiscal year 2007, general and administrative expenses decreased $1,875,000 to $1,424,000 from $3,299,000 and decreased as a percentage of total revenues to 12.7% in the current year quarter from 35.4% in the fourth quarter of last year. For fiscal year 2007, general and administrative expenses decreased $4,830,000 to $6,661,000 from $11,491,000 and decreased as a percentage of total revenues to 18.2% in the current year from 37.4% in the prior year. In addition to the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year that are recognized as operating expenses in the current year, the decrease was primarily a result of lower costs associated with accounting, human resources, information systems and stock option expense. This decrease was partially offset by higher provision for management incentive compensation which is payable upon achievement of company goals and achievement of personal goals. The Company did not accrue for management incentive compensation in the prior year.

Discontinued Operations / Gain on Sale

The Company accounts for its Diedrich Coffee and Coffee People company-operated retail operations that were sold or closed in fiscal 2007 as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores and will continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations. For more information, please refer to the Form 10-K for the fiscal year ended June 27, 2007.

The loss for the fourth quarter of fiscal year 2007 relating to Discontinued Operations was $657,000, or $0.11 loss per share, compared to a loss of $886,000, or $0.17 loss per share, in the same period of the prior year. Results for fiscal 2007 include the after tax gain of $3,580,000, or $0.66 per share and a loss relating to Discontinued Operations of $1,596,000, or $0.29 loss per share, compared to a loss of $2,343,000, or $0.44 loss per share, in the prior year. The loss for fiscal year 2007 includes restructuring expenses, impairment charges, closed store reserves and workers compensation accrual increases.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through more than 800 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of June 27, 2007, the Company’s 153 retail outlets, the majority of which are franchised, are located in 30 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 27, 2007.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA:	Sixteen Weeks Ended June 27, 2007 (unaudited)	Sixteen Weeks Ended June 28, 2006 (unaudited)	Fifty-Two Weeks Ended June 27, 2007	Fifty-Two Weeks Ended June 28, 2006
Wholesale revenue	$8,796	$6,748	$28,145	$21,244
Retail sales	1,519	1,471	4,948	5,708
Franchise revenue	901	1,107	3,514	3,775

Total revenue	11,216	9,326	36,607	30,727

Cost of sales and related occupancy costs	7,993	6,151	24,244	19,011
Operating expenses	3,558	2,129	9,631	5,577
Depreciation and amortization	320	353	1,059	1,177
General & administrative expenses	1,424	3,299	6,661	11,491
Asset impairment and restructuring costs	535	—	1,073	—
Gain on asset disposals	36	(80)	14	(58)

Total costs and expenses	13,866	11,852	42,682	37,198

Operating loss from continuing operations	(2,650)	(2,526)	(6,075)	(6,471)
Interest expense	(20)	(24)	(230)	(90)
Interest and other income, net	167	142	436	548

Loss from continuing operations before income tax benefit	(2,503)	(2,408)	(5,869)	(6,013)
Income tax benefit	816	176	2,120	560

Loss from continuing operations	(1,687)	(2,232)	(3,749)	(5,453)
Discontinued operations, net of tax	(657)	(886)	1,984	(2,343)

Net loss	$(2,344)	$(3,118)	$(1,765)	$(7,796)

Basic and Diluted net income (loss) per share:
Loss from continuing operations	(0.31)	(0.42)	(0.70)	(1.03)

Income (loss) from discontinued operations, net	(0.11)	(0.17)	0.37	(0.44)

Net loss	(0.42)	(0.59)	(0.33)	(1.47)

Weighted average shares outstanding:
Basic and diluted	5,438	5,308	5,391	5,303

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	June 27, 2007	June 28, 2006
Cash	$6,873	$2,593
Accounts receivable, net	4,069	2,829
Inventories	4,323	3,416
Other assets	18,068	25,292

Total assets	$33,333	$34,130

Accounts payable	$3,814	$2,929
All other current liabilities	5,683	6,264
Other liabilities	684	670
Stockholders’ equity	23,152	24,267

Total liabilities and stockholders’ equity	$33,333	$34,130

Total retail units (company and franchise, all brands)	153	200